EXHIBIT 26 (d)

                           DEPOSITOR FORM NUMBER VR39


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                                               AGE 100+ RIDER

                                  This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

RIDER DATE OF ISSUE               The date of this rider is shown on the
                                  policy's Schedule Pages.

DEFINITIONS AGE 100               The Policy Anniversary nearest the Insured's
ANNIVERSARY                       100th birthday.



DEATH BENEFIT AFTER AGE 100       While this rider is in effect, the provision
ANNIVERSARY                       entitled Death Benefit Following Insured's Age
                                  100 of the policy is replaced by the
                                  following:

                                  After the Age 100 Anniversary, the death benefit will equal either (a) or (b), whichever is greater. (a) and (b) are defined below as follows:

                                  a)   the policy's Face Amount at the Age
                                       100 Anniversary, plus the Total Rider
                                       Insurance Amount of the Policy Term
                                       Rider, provided the Policy Term Rider is part of the policy and has not terminated prior to the Age 100 Anniversary.

                                  b)   the policy value.

                                  The monthly deduction, as described in the Monthly Deduction provision of the policy, will be zero after the Age 100 Anniversary so long as this rider remains in effect.

                                  TERMINATION This rider will terminate upon:

                                  1.   Our receipt of Your Written Request to
                                       cancel this rider, which shall be
                                       effective as of the next Monthly
                                       Calculation Day; or

                                  2.   Termination of the policy due to a
                                       surrender of the policy for its Cash
                                       Surrender Value, lapse of the policy, or payment of the death proceeds of the policy.

                                      Phoenix Home Life Mutual Insurance Company
                                                  /s/ John H. Beers
                                                      Secretary